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                                   EXHIBIT 11
                       FERRO CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                       ------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                                                2002                2001
                                                                                       ---------------    -----------------
   BASIC:
      Weighted Average Common Shares Outstanding...................................         38,276,764          34,246,247
      Net Income...................................................................             73,723              39,197
      Less Preferred Stock Dividend, Net of Tax....................................             (2,447)             (3,078)
                                                                                       ---------------    -----------------
      Net Income Available to Common Shareholders..................................    $        71,276    $         36,119
                                                                                       ---------------    -----------------
BASIC EARNINGS PER COMMON SHARE....................................................    $          1.86    $           1.05
   DILUTED:
      Weighted Average Common Shares Outstanding...................................         38,276,764          34,246,247
Adjustments for assumed conversion of convertible preferred
        stock and common stock options.............................................          2,731,742           2,872,729
                                                                                       ---------------    ----------------
                                                                                            41,008,506          37,118,976
Net Income                                                                             $        73,723    $         39,197
      Tax effect on assumed conversion of convertible
        preferred stock............................................................               (459)               (577)
                                                                                       ---------------    -----------------
      Adjusted Net Income..........................................................    $        73,264    $         38,620
DILUTED EARNINGS PER SHARE.........................................................    $          1.79    $           1.04


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